Exhibit T3A.44.6
CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
THE CIT GROUP/FACTORING MANUFACTURERS HANOVER, INC.
UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW
* * * * *
     WE, THE UNDERSIGNED, F. X. Basile and Vincent Abbatiello being respectively the chairman and the Secretary of The CIT Group/Factoring Manufacturers, Inc., hereby certify:
     1. The name of the corporation is The CIT Group/Factoring Manufacturers Hanover, Inc. The name under which the corporation was formed is IJF, INC.
     2. The certificate of incorporation of said corporation was filed by the Department of State on the 20th day of December, 1971.
     3. (a) The certificate of incorporation is amended to change the name of the corporation to The CIT Group/Factoring Inc.
         (b) To effect the foregoing, Article First relating to the name of the corporation is amended to read as follows:
FIRST: The name of the Corporation is
The CIT Group/Factoring, Inc.

     4. The amendment was authorized by unanimous written consent of the Board of Directors dated August 15, 1990 followed by unanimous written consent of all of the shareholders dated August 15, 1990.
     IN WITNESS WHEREOF, we have signed this certificate on the 16th day of August, 1990 and we affirm the statements contained therein as true under penalties or perjury.

/s/ F. X. Basile
F. X. Basile
Chairman

/s/ Vincent Abbatiello
Vincent Abbatiello
Secretary

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